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                                                                    EXHIBIT 99.1


                              PR NEWSWIRE NEWSFAX


        StorMedia Announces Completion of Debt Restructure and Financing

     SANTA CLARA, Calif., June 1/PRNewswire/--StorMedia Incorporated (Nasdaq:
STMD) today announced that it has completed the restructuring of its bank debt with a consortium of banks led by Canadian Imperial Bank of Commerce ("CIBC") as well as a series of financing transactions. As a result of the restructuring, StorMedia is no longer in default under its CIBC bank debt. As part of the restructuring, StorMedia repaid $10 million of principal owing to the banks and issued warrants to purchase shares of Class A Common Stock. The balance of the CIBC bank debt continues to be outstanding and is fully secured.

     Simultaneously with the restructuring of the CIBC bank debt, StorMedia completed three financing transactions. The Company borrowed $8 million pursuant to a two-year term loan and entered into a $20 million revolving line of credit based on eligible receivables with a group of lenders led by Foothill Capital Corporation. In addition, StorMedia borrowed $5 million pursuant to a convertible note and $3 million pursuant to a secured note from Seagate Technology, Inc., a customer of the Company. In conjunction with this action, StorMedia and Seagate terminated their Volume Purchase Agreement to provide both companies with greater flexibility. The Company also announced that it has been qualified as a media supplier with respect to two of Seagate's recently announced desktop programs.

     In addition to the foregoing financing transactions, StorMedia raised $8 million through the sale of Preferred Stock and warrants to purchase shares of Class A Common Stock to Prudential Private Equity Investors, the Company's largest stockholder, and Heights Capital Management Inc. As mentioned above, StorMedia used a portion of the proceeds to pay down its CIBC bank debt and will use the balance for working capital purposes.

     The Company expects that net sales for the current quarter ended June 26, 1998 will be down sequentially resulting in a significant loss but one which is below the loss incurred in the quarter ended March 27, 1998. In response to the reduced net sales level, the Company has temporarily closed its Tasman facility in San Jose and anticipates a reduction i force of approximately 300 employees.

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     The statements in this press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Such risks include among others: dependence on a limited number of customers; rapid changes in customer and product mix; reduction in orders from existing customers; limited number of potential customers; variability in gross margins and operating results; risk of excess industry capacity; intensely competitive industry; rapid technological change; and dependence on suppliers. Further risks are described in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 1998 and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     About StorMedia

     StorMedia is a leading independent supplier of thin film disks for hard disk drives used in portable and desktop computers, network servers and workstations. The Company designs, develops, manufacturers and sells disks in 2-1/2 and 3-1/2 inch sizes. Within each size, the Company provides a range of coercivities (magnetics), fly heights and disk thicknesses to meet distinct customer specifications.

SOURCE  StorMedia Inc.
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    /CONTACT:  Henry Lo, Treasurer of StorMedia, 408-327-8281/
    (STMD SEG)

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